Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 10, 2021 (the “Effective Date”), by and between AudioEye, Inc., a Delaware corporation with an address at 5210 E. Williams Circle, Tucson, AZ 85711 (the “Company”), and Kelly Georgevich, a natural person (“Executive”).

W I T N E S E T H:

WHEREAS, Executive and the Company wish to commence an employment relationship through which Executive shall serve as the Company’s Chief Financial Officer (the “Position”); and

WHEREAS, the parties now wish to enter into this Employment Agreement as a condition of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.            Employment and Duties.

a.            Effective on June 21, 2021 (the “Commencement Date”), the Company shall employ Executive in the Position. In the Position, Executive shall report to the Chief Executive Officer (“CEO”). From the Commencement Date through July 23, 2021, Executive shall be considered a part-time employee, with the expectation that Executive will work approximately 10-15 hours per week between the Commencement Date and July 2, 2021 (the “First Initial Period”) and approximately 20-25 hours per week between July 5, 2021 and July 23, 2021 (the “Second Initial Period”), understanding that Executive’s hours in any given week will vary depending on business requirements. On and after July 26, 2021, Executive shall work on a full-time basis. At all times during the Term (as defined below), Executive will be considered an “exempt” employee for applicable wage and hour laws, meaning that her Base Salary (as defined below) shall compensate Executive for all hours worked, and Executive will not be eligible for overtime pay.

b.            The duties and responsibilities of Executive in the Position shall include the duties and responsibilities typical of a Chief Financial Officer and such other or different duties and responsibilities as the CEO may from time to time reasonably assign to Executive. Executive shall devote all of her business time, attention, and energies to the business of the Company, provided that nothing in this Section 1(b) shall prohibit Executive from (i) serving as a director or trustee of any charitable or educational organization or (ii) engaging in additional activities in connection with personal investments and community affairs, as long as these additional activities do not materially interfere, individually or collectively, with the performance of the duties and responsibilities of Executive, and these activities are not inconsistent with Executive’s duties under this Agreement and do not otherwise violate the terms of this Agreement.

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2.            Term. Executive’s employment pursuant to this Agreement shall commence on the Commencement Date and shall continue until earlier terminated pursuant to Section 8 (the “Term”). The parties agree that Executive shall at all times be an at-will employee, and she or the Company may terminate her employment at any time for any lawful reason, subject to the payment obligations described herein. For the avoidance of doubt, the restrictions in Sections 10 and 11 of this Agreement that apply after employment ends, and the provisions of Sections 9 and 13, shall survive the expiration of the Term.

3.            Place of Employment. Executive shall work remotely from her home or personal office; provided, however, that Executive shall make herself available as requested for regular business travel, including travel to the Company’s corporate offices.

4.            Compensation.

a.            Base Salary. During the First Initial Period, the Company shall pay Executive based on an annual salary of $101,562.50. During the Second Initial Period, the Company shall pay Executive based on an annual salary of $182,812.50. After the conclusion of the Second Initial Period, and for the remainder of the Term, the Company shall pay Executive based on an annual salary of $325,000.00 (the “Base Salary”) unless the parties mutually agree to modify the Base Salary. The Company shall make all Base Salary payments (as well as the salary payments described in the first two sentences of this section) in periodic installments in accordance with the Company’s regular payroll practices.

b.            Performance Bonus. Executive shall be eligible to receive an annual cash performance bonus in the target amount of $50,000 (a “Performance Bonus”), such Performance Bonus to be paid if the Company and Executive meet or exceed certain performance targets set by the Company and Executive. The Performance Bonus shall be evaluated based on the Company’s and Executive’s performance throughout the entire calendar year with which the Performance Bonus corresponds (“Performance Bonus Year”); provided, however, that Executive shall be eligible for a prorated Performance Bonus for calendar year 2021 based on the date that Executive commenced employment with the Company. If Executive is employed by the Company as of January 1 of the year immediately following the Performance Bonus Year and if the Company, in its sole discretion, determines that the Performance Bonus has been earned, Executive shall be paid the Performance Bonus within thirty (30) days after the Company’s year-end financial statements for the Performance Bonus Year are approved by the Audit Committee for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31 of the Performance Bonus Year, but, in any event, any payment shall be made no later than December 31 of the year immediately following the Performance Bonus Year.

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c.            Equity Award. On the Commencement Date, the Company shall grant Executive $1,020,000 worth of Restricted Stock Units (RSUs), fifty percent (50%) of such RSUs being deemed “Time-Based RSUs” and fifty percent (50%) being deemed “Performance RSUs.”

i.            The Time-Based RSUs: The Time-Based RSUs shall vest over a three (3)-year period as follows: one-third shall vest on the first anniversary after the Commencement Date and the remaining two-thirds shall vest quarterly over the next two years, in equal installments, starting at the end of the first quarter occurring after the first anniversary of the Commencement Date, provided in all cases that Executive is continuously employed on each of those vesting dates.

ii.            Performance-Based RSUs: The Company shall allocate Performance-Based RSUs to each of calendar years 2021, 2022, 2023 and 2024 based on the following:

1.            2021 – Comprised of a prorated number of RSUs for the 2021 “stub period” (i.e., the percentage of 2021 that Executive is employed by the Company multiplied by one-third of the number of Performance-Based RSUs).

2.            2022 and 2023 – Comprised of one-third of the Performance-Based RSUs.

3.            2024 – The remaining Performance-Based RSUs.

Vesting of each of the above-allocated Performance-Based RSUs shall occur on the last day of the calendar year listed above, except that vesting of the 2024 Performance-Based RSUs shall occur on the third anniversary of the Commencement Date, provided that Executive is continually employed through those vesting dates and that Executive and the Company have met performance metrics established for other similarly situated Company executives. Note that partial vesting may occur to the extent that goals are met at threshold, but not target, levels.

In all cases, the value of the RSUs shall be determined on the Commencement Date by reference to the lower of (A) the prior 20-day trailing VWAP of the Company’s shares of Common Stock on Nasdaq as of the Commencement Date or (B) the prior 20-day trailing VWAP as at the Effective Date.  Any such RSUs are subject to the terms of the Company’s applicable incentive compensation plan, the attendant RSU agreement and approval by the Board of Directors of the Company (the “Board”), and may be adjusted in the event of any stock split, stock dividend or other similar, recapitalization or other similar event or its Compensation Committee.

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5.            Clawback Rights.

a.            All amounts paid to Executive by the Company during the Term and any time thereafter (other than Executive’s Base Salary, Performance Bonus, accrued but unused vacation, reimbursement of expenses pursuant to Section 6, contributions to any 401(k) or other retirement plan, payments of medical, life, disability or other insurance premiums, and the Separation Payment (all such payments being “Excluded Payments”)) and any and all-stock based compensation (such as options, stock, stock unit, and other equity awards) granted during the Term and any time thereafter (collectively, the “Clawback Benefits”) shall be subject to the Company’s “Clawback Rights” as follows: during the period that Executive is employed by the Company and upon the termination or expiration of Executive’s employment and for a period of three (3) years thereafter, if there occurs a restatement (a “Restatement”) of any financial results from which any Clawback Benefits to Executive shall have been determined (such restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared), then, upon demand by the Company within two years after the Restatement, Executive agrees to immediately repay or surrender any Clawback Benefits that were determined by reference to any Company financial results which were later restated, but only to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information. All Clawback Benefits amounts resulting from such Restatements shall be retroactively adjusted by the Compensation Committee (or the Board, if there is no Compensation Committee) to take into account the restated results and if any excess portion of the Clawback Benefits resulting from such restated results is not so repaid or surrendered by Executive within ninety (90) days of the revised calculation being provided to Executive by the Company following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. For the avoidance of doubt, nothing in this Section 5 shall infringe on Executive’s entitlement to the Base Salary or the other Excluded Payments.

b.            The Clawback Rights shall terminate following a Change of Control, subject to applicable law, rules, and regulations. The amount of Clawback Benefits and the manner in which they are to be repaid or surrendered to the Company shall be determined by the Compensation Committee (or the Board, if there is no Compensation Committee) in accordance with applicable law, rules and regulations. All determinations by the Compensation Committee (or the Board, if there is no Compensation Committee) with respect to the Clawback Rights shall be final and binding on the Company and Executive. The parties acknowledge that it is their intention that the foregoing Clawback Rights as related to Restatements shall conform in all respects to the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”). Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the final clawback provisions of the Dodd Frank Act as such rules and regulation hereafter may be adopted and in effect.

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6.            Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of her duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

7.            Other Benefits; Vacation. During the Term, Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans to the extent provided by the Company generally to its employees (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees, subject to the terms and conditions, including eligibility provisions, of any such Benefit Plans, which may be amended or terminated from time to time. During the Term, Executive shall be entitled to accrue, on a pro rata basis, twenty (20) paid vacation days per year, which if not taken, will accrue and be carried forward into the next year. No carry forward of vacation past the second year will be granted without the approval of the CEO. Vacation shall be taken at such times as are mutually convenient to Executive and the Company and no more than ten (10) consecutive days shall be taken at any one time without the advance written approval of the CEO.

8.            Termination of Employment.

a.            Death. If Executive dies during the Term, Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to Executive or her heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to Executive’s heirs, administrators or executors: (i) any earned but unpaid Base Salary and Performance Bonus accrued through the date of death, (ii) reimbursement of any and all reasonable business expenses paid or incurred by Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the date of death, and (iii) any accrued but unused vacation through the date of death in accordance with Company policy.

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b.            Disability. In the event that, during the Term, Executive shall be prevented from performing, with or without reasonable accommodation, her essential duties and responsibilities of the Position by reason of Disability (as defined below), Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to Executive or her heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay Executive or her heirs, administrators or executors: (i) any earned but unpaid Base Salary and Performance Bonus accrued through Executive’s last date of employment with the Company, (ii) reimbursement of any and all reasonable business expenses paid or incurred by Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the termination date, and (iii) any accrued but unused vacation through the termination date in accordance with Company policy. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive, with or without reasonable accommodation, of the essential duties of the Position for a period of not less than an aggregate of three (3) months during any twelve (12) consecutive months.

c.            By the Company for Cause.

i.            At any time during the Term, the Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall consist of a termination due to the following, as specified in the Notice of Termination provided pursuant to Section 8(h) (and in the case of Clause (A) below, Executive’s failure to cure such failure, if curable, within thirty (30) days of delivery of such Notice of Termination): (A) Executive’s failure to substantially perform the fundamental duties and responsibilities associated with the Position for any reason other than a physical or mental disability or death, including Executive’s willful failure or refusal to carry out reasonable instructions; (B) Executive’s material breach of any material written Company policy; (C) Executive’s gross misconduct in the performance of Executive’s duties for the Company; (D) Executive’s material breach of the terms of this Agreement; (E) Executive being arrested or charged with any fraudulent or felony criminal offense or any other criminal offense which reflects adversely on the Company or reflects conduct or character that the Board reasonably concludes is inconsistent with continued employment; or (F) any criminal conduct that is a “statutory disqualifying event” (as defined under federal securities laws, rules and regulations).

ii.            Upon termination of Executive’s employment for Cause, the Company shall have no further obligations or liability to Executive or her heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive: (A) any earned but unpaid Base Salary and Performance Bonus accrued through Executive’s last date of employment with the Company, (B) reimbursement of any and all reasonable business expenses paid or incurred by Executive in connection with and related to the performance of her duties and responsibilities for the Company during the period ending on the termination date, and (C) any accrued but unused vacation through the termination date in accordance with Company policy.

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d.            By the Company for a Reason Other than Cause, Death or Disability. At any time during the Term, the Company may terminate Executive’s employment with the Company for a reason other than Cause, death, or Disability by providing a Notice of Termination to Executive at least thirty (30) days prior to the intended date of termination, provided, however, that the Company in its sole discretion may direct Executive to cease performing services for the Company during all or any portion of such thirty (30)-day notice period (the “Notice Period”), but will continue to pay the Base Salary and provide benefits to Executive through the end of the Notice Period. The payments that the Company will make to Executive (or, following her death, to Executive’s heirs, administrators or executors) in the event that the Company terminates this Agreement and Executive’s employment with the Company for a reason other than Cause, death or Disability, are described in Section 9.

e.            By Executive with Good Reason.

i.            At any time during the Term, subject to the conditions set forth in Section 8(e)(ii) below, Executive may terminate Executive’s employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) a reduction, without Executive’s written consent, of Executive’s Base Salary, other than a reduction generally applicable to other executives of comparable status; (B) the assignment, without Executive’s written consent, of a title other than CFO or a material diminishment in Executive’s duties, authority or responsibility; (C) any establishment or relocation of Executive’s physical place of work to a location that is more than 25 miles from Executive’s then-current principal residence; or (D) a material breach by the Company of this Agreement, including, without limitation, the failure of the Company to employ Executive as of the Commencement Date or failure of the Company to grant the equity awards with the value as noted above.

ii.            Notwithstanding any provision of Section 8(e) to the contrary, Executive shall only be entitled to terminate this Agreement for Good Reason if: (A) she shall have delivered Notice of Termination to the Company within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred (the “Good Reason Date”) of her intention to terminate this Agreement and her employment with the Company for Good Reason, and such Notice of Termination specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason; (ii) the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from Executive of such written notice; and (iii) Executive’s employment with the Company ends within one hundred and twenty (120) days after the Good Reason Date.

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iii.            The payments that the Company will make to Executive (or, following her death, to Executive’s heirs, administrators or executors) in the event that Executive terminates her employment with the Company for Good Reason are described in Section 9.

f.            By Executive without Good Reason. At any time during the Term, Executive shall be entitled to terminate Executive’s employment with the Company without Good Reason by providing a Notice of Termination to the Company at least thirty (30) days prior to the intended date of termination; provided, however, that the Company in its sole discretion may direct Executive to cease performing services for the Company during all or any portion of the Notice Period, but will continue to pay the Base Salary and provide benefits to Executive through the end of the Notice Period. Upon termination by Executive of this Agreement or Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to Executive or her heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive: (i) any earned but unpaid Base Salary and Performance Bonus accrued through Executive’s last date of employment with the Company, (ii) reimbursement of any and all reasonable business expenses paid or incurred by Executive through the termination date in connection with and related to the performance of Executive’s duties and responsibilities for the Company, and (iii) any accrued but unused vacation through the termination date in accordance with Company policy.

g.            Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 80% or more of the shares of the outstanding common stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Company common stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company, or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Company common stock or securities convertible, exercisable or exchangeable into Company common stock directly from the Company, or (B) any acquisition of Company common stock or securities convertible, exercisable or exchangeable into Company common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company

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h.            Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and, for a termination for Cause, Disability or for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

9.            Severance Compensation.

a.            If the Company terminates Executive’s employment for a reason other than Executive’s death, Disability, or Cause (including the cancellation or termination of Executive’s employment without Cause prior to the Commencement Date), or if Executive terminates her employment for Good Reason, then the Company shall pay or provide all of the following to Executive: (i) reimbursement of any and all reasonable business expenses paid or incurred by Executive through the termination date in connection with and related to the performance of Executive’s duties and responsibilities for the Company; (ii) receipt of any accrued but unused vacation through the termination date in accordance with Company policy, as in effect as of the date of termination; (iii) receipt of any earned but unpaid Base Salary and Performance Bonus accrued through Executive’s last date of employment with the Company; and (iv) subject to Executive’s satisfying the Release conditions described in Section 9(c), receipt of an amount equal to a portion of the Executive’s Base Salary as set forth in Section 9(b) below and Medical Benefits Continuation, as defined below (the “Separation Payment”).

b.            The Base Salary portion of the Separation Payment described in Section 9(a)(iv) above shall be, (i) in the event Executive’s separation of employment prior to the one-year anniversary of the Commencement Date, twelve (12) months of Executive’s Base Salary, and, (ii) in the event Executive’s separation of employment at any time on or after the first anniversary of the Commencement Date, six (6) months of Executive’s Base Salary (in each case, at the rate that was in effect at the time of termination), less in all cases Base Salary paid to Executive for any portion of the Notice Period that Executive is directed by the Company not to work. Additionally, subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to the Company’s group health insurance plans in which the Employee participated immediately prior to the termination date (“COBRA Continuation Coverage”) and the Release requirement set forth below, the Company will pay the cost of COBRA Continuation Coverage for Executive and her eligible dependents until the earliest of (i) Executive and her eligible dependents, as the case may be, ceasing to be eligible under COBRA, (ii) the date upon which Executive and her eligible dependents become covered under similar plans, (iii) in the case of Executive’s employment termination prior to the one-year anniversary of the Commencement Date, twelve (12) months following the termination date, or (iv) in the case of Executive’s termination on or after the one-year anniversary of the Commencement Date, six (6) months following the termination date (“Medical Continuation Benefits”).

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c.            Subject to the condition that Executive executes an agreement releasing the Company and its affiliates from any liability associated with Executive’s employment with the Company in form and terms satisfactory to the Company (the “Release”) and that all time periods imposed by law permitting cancellation or revocation of the Release by Executive shall have passed or expired (the “Release Effective Date”), the Company will pay Executive any base salary-related amount owed pursuant to Section 9(a)(iv) on the Company’s regular payroll dates starting on the first payroll date following the Release Effective Date (and the payment on such first payroll date will include all payments that were not paid between the last day of employment and such first payroll date) and ending six months after the last day of employment. Notwithstanding the foregoing, if the Release could become effective during the calendar year following the calendar year of the date of termination, then no such payments that constitute “deferred compensation” under Internal Revenue Code Section 409A shall be made earlier than the first day of the calendar year following the calendar year of the date of termination.

10.            Confidential Information.

a.            Disclosure of Confidential Information.  Executive recognizes, acknowledges and agrees that she will have access to proprietary and confidential information relating to the business of the Company, its subsidiaries and their respective businesses, that she will be aware of only as a consequence of her employment, and which has value to the Company because it is not generally known to this Company’s competitors (“Confidential Information”), including but not limited to, information regarding its products, methods, formulas, software code, patents, sources of supply, customers, customer dealings, marketing, data, know-how, trade secrets and its business plans and financial information. Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by her in confidence. In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after her employment hereunder, use, reveal, divulge, disclose or make known to any person, any Confidential Information acquired or created by Executive during the course of her employment. Nothing in this Section 10 prohibits Executive from using or disclosing Confidential Information, in the course and scope of her employment, to employees and/or agents of the Company who have a need to know and/or receive such Confidential Information to perform their duties on behalf of the Company. The provisions of this Section 10 shall survive the termination of Executive’s employment hereunder for so long as the information at issue meets the definition of “Confidential Information.” Confidential Information shall not include: (i) information which was in Executive’s possession or within Executive’s knowledge before the Company disclosed it to Executive; (ii) information voluntarily disclosed to the public by the Company, except where such public disclosure is made by Executive without authorization from the Company; (iii) information which was independently developed and disclosed by others; (iv) information which has lawfully entered the public domain; or (v) information obtained from a third party that was not known by Executive to be bound by a confidentiality agreement or other obligation of confidentiality to the Company or any other party with respect to such information. Additionally, Executive may disclose Confidential Information pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that to the extent legally permissible Executive shall provide prompt notice of such court order or requirement to Company so that the Company may seek, at its expense, a protective order or other appropriate remedy and Executive shall disclose such Confidential Information only to the extent required to do so.

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b.            Executive affirms that she will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

c.            In the event that Executive’s employment with the Company terminates for any reason, Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing her compensation or relating to reimbursement of expenses, (iii) information that she reasonably believes may be needed for tax purposes, and (iv) copies of all plans and agreements relating to her employment, compensation, and equity grants.

d.            Nothing in this Agreement shall limit Executive’s right (i) to report possible violations of law or regulation to the Equal Employment Opportunity Commission or any other state or local employment regulatory authorities, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes, or (ii) to make disclosures to her attorney under protection of attorney-client privilege. In addition, and notwithstanding any provision of this Agreement to the contrary, under 18 U.S.C. §1833(b), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or any other Company policy is intended to conflict with this statutory protection, and no Company director, officer, or member of management has the authority to impose any rule to the contrary.

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11.	Non-Competition and Non-Solicitation.

a.            Executive agrees and acknowledges that the restrictions set forth herein are reasonable and necessary to protect the Company’s legitimate business interests and do not impose undue hardship or burdens on Executive. Executive also acknowledges that the technology, software, and related products and services developed or provided by the Company and its affiliates relating to ADA-related and other digital accessibility compliance requirements and enhancements are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (the “Territory”) and that Executive’s responsibilities extend throughout the Territory (provided, however that to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the Term, the definition of Territory shall be automatically expanded to cover such other areas in which the Company did business during the Term). Executive further acknowledges and agrees that the Territory and scope of prohibited competition with the Business (as defined below) set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. Executive also acknowledges and agrees that she will be receiving Confidential Information in connection with her employment with the Company, and that the restrictions below are valid consideration for her receipt of such Confidential Information. The provisions of this Section 11 shall survive the termination of Executive’s employment hereunder.

b.            Executive hereby agrees and covenants that she shall not during the Restricted Period (as defined below) and within the Territory, without the prior written consent of the Company, directly or indirectly:

i.            perform executive, management, accounting or finance-related, or supervisory services, or services that are the same as or substantially similar to those she provides to the Company pursuant to this Agreement, for any person or entity in competition with the Company in the Business;

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ii.            recruit, solicit or hire, or attempt to recruit, solicit or hire any employee or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof or to start employment or engagement with another entity or individual; or

iii.            solicit or attempt to solicit, or help another person or entity to solicit or attempt to solicit, any customer of the Company for the purpose of offering, selling or providing any product or service competitive with the Company’s Business to such customer.

c.            For purposes of this Agreement, (i) the “Business” of the Company means (A) the development, marketing and/or sale and licensing of technology, software, and related products and services relating to ADA and other federal, state, and local digital accessibility compliance requirements, and (B) such other businesses, if any, in which the Company is engaged or actively preparing to engage during the last year of Executive’s employment; and (ii) “Restricted Period” means the Term, any other period of Executive’s employment with the Company, and the one (1)-year period immediately following the termination of Executive’s employment with the Company, regardless of the reason for such termination and whether caused by Executive or the Company. In the event that any provision of this Section 11 is determined by a court of competent jurisdiction to be unenforceable, such provision shall not render the entire Section 11 unenforceable but, to the extent possible, the court may appropriately modify this Section 11 to render such provision enforceable.

12.            Inventions. All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Executive during Executive’s employment by the Company that (a) are directly relevant to the Company’s business as then constituted, (b) are developed as a part of the tasks and assignments that are the duties and responsibilities of Executive, and (c) were created using substantially the Company’s resources, such as time, materials and space, shall be and continue to remain the Company’s exclusive property, without any added compensation or any reimbursement for expenses to Executive, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Executive promises and agrees that Executive will immediately disclose it to the Company and to no one else and thenceforth will treat it as the property and secret of the Company. Executive will also execute any instruments requested from time to time by the Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of the Company, do such acts and execute such instruments as the Company may require, but at the Company’s expense to obtain patents, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any reimbursement for expenses (except as provided in Section 6 or otherwise) and without any additional compensation of any kind to Executive.

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13.            Non-Disparagement. Upon a termination of Executive’s employment with the Company for any reason, Executive agrees not to disparage the Company or its Board members, officers or other senior management employees, or say or do anything that will adversely impact the Company’s business practices or the reputation of the Company or its Board members, officers or management employees. Notwithstanding the foregoing, this Section 13(c) does not apply to Executive in (a) filing any pleading, or providing truthful oral or written testimony, in any administrative, arbitration or judicial proceeding, (b) providing information pursuant to subpoena, court order, or similar legal process, (c) reporting violations of any law or regulation, or otherwise providing truthful information, to any government or regulatory agencies, or in any document required to be filed with the SEC, or (d) otherwise engaging in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd Frank Act, or any rules or regulations issued thereunder, including, without limitation, SEC Rule 21F-17.

14.            Section 409A.

The provisions of this Agreement are intended to comply with or meet an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

A termination of employment (not including a termination upon death) shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

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Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A, any payment otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment, to the extent required to avoid any adverse tax consequences under Section 409A. Any remaining payment(s) will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit, to the extent and in a manner consistent with Section 409A.

15.            Section 280G. In the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (each, a “Payment”) would be subject to an excise tax imposed by Section 4999 of the Code (such excise tax referred to as the “Excise Tax”), the Company shall either (a) make a payment to Executive of all amounts due without any adjustment, or (b) reduce whatever payments are deemed to be contingent on a transaction that constitutes either a “change in the ownership or effective control” of the Company, a “change in the ownership of a substantial portion of the assets” of the Company (as such phrases are used for purposes of Code Section 280G), to the extent necessary that no payments or benefits provided to Executive are subject to the Excise Tax, whichever approach results in a better economic result for Executive net of all taxes, including the Excise Tax, as determined by the Company in its discretion. The reduction in payments or benefits provided to Executive under approach (b) shall be applied in a manner that the Company determines to be the most appropriate, taking into account possible tax implications of Code Section 409A, and that avoids any unnecessary losses to Executive that may occur in the case of a reduction achieved by reducing the extent to which equity is vested on an accelerated basis.

16.            Miscellaneous.

a.            Executive acknowledges that the services to be rendered by her under the provisions of this Agreement are of a special, unique, and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by Executive of Section 10 or Section 11 of this Agreement. Accordingly, Executive agrees that any breach by Executive of Section 10 or Section 11 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

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b.            Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company may assign this Agreement to any affiliate or as part of any merger or sale or assets or equity.

c.            The Company (i) shall indemnify and hold harmless Executive and her heirs and representatives as, and to the extent, provided in the Company’s bylaws and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other current or former (as applicable at the relevant time) senior executive officers and directors of the Company.

d.            This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company (it being understood that the Plan and RSU award agreement shall apply to RSUs that may be awarded pursuant to Section 4(c)), supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

e.            This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns. Upon any assignment by the Company, the references herein to the Company shall be deemed to include the assignee.

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f.            The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

g.            All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the Company at its principal executive office or to Executive at her address of record in the Company’s records, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

h.            This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to principles of conflicts of laws.

i.            This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

j.            Executive represents and warrants to the Company that she has the full power and authority to enter into this Agreement and to fully perform her obligations hereunder and that the execution and delivery of this Agreement and the performance of all of her obligations under this Agreement will not conflict with any agreement to which Executive is a party. The parties agree that Executive’s breach of this Section 16(j) shall constitute a material breach of this Agreement as described in Section 8(c)(i) herein.

k.            The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

l.            The Company shall deduct and withhold, from all payments made pursuant to this Agreement, including but not limited to the Base Salary, all applicable taxes, including income tax, FICA and FUTA, and other deductions and withholdings required by law.

m.            Executive and Company acknowledge that Executive will not be appointed as “principal financial officer” or “principal accounting officer” as defined under the rules promulgated under the Exchange Act of 1934 until such time as both parties deem appropriate.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

THE COMPANY	EXECUTIVE

/s/ David Moradi	/s/ Kelly Georgevich
By: David Moradi	By: Kelly Georgevich

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